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                                                                    Exhibit 10.6
                                                                    ------------

                                    May 5, 2000


Paul Doscher
2901 Patrick Henry Drive
Santa Clara, California
95054

Dear Paul:

     We are pleased to confirm our job offer of Senior Vice President, enCommerce, Inc., a fully owner subsidiary of Entrust Technologies Inc. ("Entrust") and Executive Vice President, Marketing and Business Development of Entrust reporting to John Ryan, President and CEO of Entrust. This offer is subject to the closing of the proposed merger between the Company and Entrust (the "Closing") pursuant to the Agreement and Plan of Merger of dated April 18, 2000 among, inter alia, the Company, and Entrust (the "Merger Agreement"). After
            ----- ----
Closing you will also be appointed an Officer of Entrust.

     Your responsibilities will include leadership of the global marketing, channel programs, and business development activities of the Entrust Technologies, Incorporated.

     Your base salary, on an annualized basis, will be $200,000 US, which will be paid biweekly. Your salary and performance will be subject to review on an annual basis, generally conducted in January of each year.

     Any stock options granted to you by the Company prior to the Closing will be converted into stock options for the acquisition of common stock of Entrust Technologies Inc. in the manner provided for in the Merger Agreement and subject to the applicable stock option plan.

     You will also be eligible to participate in the executive bonus plan according to its terms, which for 2000 is equivalent to a potential payment of up to $100,000 on an annualized basis. The first incremental payment will be reduced by the amount of any quarterly bonus payment previously paid to you in connection with the Company's 2000 fiscal year. Any bonus awarded will be paid in two equal increments per calendar year. The bonus award for the first half of 2000, payable in July, will be based on the six-month performance of the Company. The bonus award for the second half of 2000, payable in January 2001, will be based on the second half achievement of objectives of Entrust.

     In addition, you will be eligible for additional grants of stock options to purchase shares of common stock of Entrust Technologies Inc. with an exercise price equal to the fair market value of the common stock on the date of grant in accordance with the applicable stock option plan. Any executive bonus payments and any incentive stock grants are subject to achieving certain performance factors as set from time to time by management including revenue, earnings, customer satisfaction and individual performance criteria. However, these incentive programs may be amended or discontinued at any time.
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     With respect to any stock option grants made to you by the Company or
Entrust, either before or after Closing, you shall be entitled to 100% vesting of the options granted under the Company plan being assumed by Entrust Technologies upon closing and 50% vesting of the stock options granted under any Entrust stock option plan (other than the assumed Company plan) if you are terminated or constructively terminated other than for cause within one year of the Closing (or such greater amount of accelerated vesting as is provided for under the relevant option plan and agreement).

     You will also be eligible to accrue three weeks of paid vacation per year of your employment. In addition, Entrust will recognize your vacation accrued before Closing from the Company. All vacation accrual will be subject to the limits on accrual set forth in the Company employment plan.

     Upon Closing your benefit plan will continue with the Company as disclosed in the Merger Agreement; however, it is our intention to include you in the Entrust Technologies Inc. benefit plans as soon as practicable. You will be credited with your service with the Company for purposes of determining your benefits eligibility and levels. If you are transferred to Entrust benefit plans other than at the end of a Company plan year, you will receive a credit toward all deductible and co-payment limits in the Entrust medical, dental and vision plans for payments made by you under the Company's similar plans in the same plan year.

     With the exception of the provisions above regarding the conversion of the stock options granted to you by the Company, Entrust may modify, revoke, suspend or terminate any of the terms and conditions referenced herein, including the terms, plans, policies and/or procedures adopted by the Company in respect of the benefit plan, in whole or part, at any time, with or without notice.

     As with most other employees, your employment will be at-will. That means that your terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice. Your status as an at-will employee cannot be changed by any statement, promise, policy, course of conduct, in writing or manual except through a written agreement signed by the CEO of Entrust. Notwithstanding the foregoing, in the event of termination of your at-will employment by the Company or by Entrust of your employment without cause or a constructive termination occurring within two years of the Closing) you shall be entitled to a severance payment equal to six months base salary including bonus (calculated using your target bonus and the same company performance factor as other executive employees for the same bonus period). Also, the Company will either provide to you benefits during the severance period or make payments on your behalf for benefits pursuant to COBRA during the severance period.

     This employment offer is contingent upon you signing and returning with your offer letter the attached Intellectual Property and Confidentiality Agreement, (the "IP Agreement"). By accepting this offer of employment at will, you also agree to any terms and conditions contained in that document as written. Notwithstanding the foregoing, if you have already entered in an agreement or agreements with the Company to substantially the same effect as the IP Agreement,
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you need not execute them and the IP Agreement and its content will not be included in this offer of employment.

     With the exception of the agreements covering stock options granted to you by the Company prior to Closing pursuant to which vesting accelerates upon termination of employment, this agreement supersedes any and all prior employment agreements you have with enCommerce.

     To accept and confirm your start date, or to decline this offer, please sign and return the original offer letter along with all other required documentation to me before your first day of employment, which is expected to be as of the Closing Date. Any questions you may have should be directed to me.

                                        Sincerely,

                                        /s/ John Ryan

                                        John Ryan
                                        President and CEO


I have read, understood, and therefore,
accept this offer of employment, as set
forth above, and will report on         2000.



/s/ Paul A Doscher
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Paul Doscher

Attachment:
Intellectual Property and Confidentiality Agreement